Power of Attorney
(Limited to Execution of Forms 3, 4 and 5)


I, C. Douglas Johnson, do hereby constitute and appoint Rajesh Sharma and Patrick Whitman (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Altus Midstream Company on Forms 3, 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to report s of my beneficial ownership of securities issued by Altus
Midstream Company.

This power of attorney shall remain in full force and effect until
 I am no longer required to file Forms 3, 4 and 5 with respect to Midstream Company, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 8th day of November 2018.



/s/ C. Douglas Johnson

State of Texas
County of Harris

On this 8th day of November 2018, before me personally came C. Douglas Johnson, to me known, and acknowledged this instrument.
Witness my hand and official seal.


/s/ Tanika Law
[Seal for Tanika Law]
[Notary Public, State of Texas]
[My Commission Expires 09-18-2020]